EXHIBIT 2.2


                                LICENSE AGREEMENT

   This Agreement is made as of this ____ day of July, 2008, by and between Perella Weinberg Partners Capital Management L.P., a Delaware limited partnership ("PWP"), and Van Kampen Funds Inc., a Delaware corporation ("Van Kampen").

                                   WITNESSETH:

   WHEREAS, PWP is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

   WHEREAS, PWP uses in commerce and has certain trade name, trademark and/or service mark rights to the designation "Perella Weinberg Partners Capital Management L.P." and "Perella Weinberg Partners" (the "PWP Marks");

   WHEREAS, PWP owns rights to its use of a proprietary investment process (the "PWP Investment Process") and the PWP Marks (such rights, including without limitation, copyright, patent, trademark or proprietary rights and trade secrets, collectively referred to herein as the "Property");

   WHEREAS, Van Kampen sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs");

   WHEREAS, Van Kampen desires to establish one or more UITs that will each initially invest all or a portion of its assets in securities selected by Van Kampen from a list provided by PWP in accordance with the securities selection criteria set forth in Exhibit A attached hereto (such UITs are referred to herein as the "Trusts");

   WHEREAS, Van Kampen, on behalf of the Trusts, desires to license the Property for use in connection with the Trusts; and

   WHEREAS, Van Kampen, on behalf of the Trusts, desires to obtain certain additional services from PWP with respect to the securities included in the portfolio of a particular Trust; and

   WHEREAS, PWP is willing to license the Property to Van Kampen, on behalf of itself and the Trusts, and is willing to provide the aforesaid services to Van Kampen, under the terms and conditions set forth herein;

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   1. Grant of License. (a) Subject to the terms and conditions of this Agreement, PWP hereby grants to Van Kampen, on behalf of itself and the Trusts, a nontransferable, limited, non-exclusive license to use and refer within the United States to the Property solely in connection with the creation, administration, marketing, promotion and distribution of the Trusts, in such manner as may be reasonably deemed to be appropriate by Van Kampen and subject to the terms hereof. It is expressly agreed and understood that no rights to use the Property are granted hereunder other than those specifically described and expressly granted herein.

   (b) PWP covenants and agrees that no person or entity other than Van Kampen shall need to obtain any other license with respect to the Property in connection with the initial sale of the Trusts or subsequent resales of the Trusts in the secondary market.

   (c) PWP represents and warrants that it has made common law claims to or otherwise owns all proprietary rights, including, but not limited to, trade name, trademark and/or service mark and trade secrets, in and to the Property and has the right to license the same to Van Kampen and the Trusts pursuant to this Agreement.

   Except as otherwise specifically provided herein, Van Kampen acknowledges that PWP reserves all rights to the Property, and this Agreement shall not be construed to transfer to Van Kampen any ownership right to, or equity interest in, any of the Property. Such license shall terminate upon termination of this Agreement.

   2. Selection of Securities. During the period commencing on the date set forth above and ending concurrently with the Initial Term (as defined in Section 6 hereof), Van Kampen shall provide PWP with reasonable advance notice of the filing of each registration statement (inclusive of any post-effective amendments) pertaining to a Trust (each, a "Registration Statement") and, subject to the foregoing, PWP will provide to Van Kampen within ten (10) days of Van Kampen's written request a list of securities in accordance with the securities selection criteria set forth in Exhibit A in connection with each Trust. Van Kampen will then choose the final portfolio of securities (the "Selected Securities") based upon all information available to it, including, among other factors, market capitalization and liquidity considerations. Such Selected Securities will be deposited in the related Trust's portfolio (the "Portfolio Securities");

   In addition, PWP hereby agrees to consult periodically with and advise Van Kampen regarding the securities or methodologies used to select the Portfolio Securities at a time and place mutually agreed upon by the parties. With the prior consent of PWP, which consent will not be unreasonably withheld, Van Kampen may permit others associated with the operation, management or marketing of the Trusts to participate in these consultations. Each party hereto shall be responsible for all of its own expenses incurred in connection with this Agreement; provided, that in the event that a representative of PWP incurs travel expenses (i.e., transportation, hotel, meals) in connection with the above-described activities, Van Kampen shall reimburse PWP for all such reasonable expenses. Notwithstanding the preceding, PWP is not, and shall not be, obligated to engage in any way or to any extent in any marketing or promotional activities in connection with the Trusts or in making any representation or statement to investors or prospective investors in connection with the marketing or promotion of the Trusts by Van Kampen.

   3. Proprietary Rights. Van Kampen acknowledges that the results of the PWP Investment Process are produced, compiled, coordinated, arranged and prepared by PWP through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by PWP. Van Kampen acknowledges that the selection of the Portfolio Securities results from the application of the PWP Investment Process, which is PWP's valuable asset, and Van Kampen agrees that it will take reasonable measures to prevent any unauthorized use of the information provided to it concerning the selection, compilation, coordination, arrangement and preparation of such assets.

   4. Ongoing Services. During the term of this Agreement, PWP shall provide to Van Kampen, on behalf of the Trusts, the following ongoing information services with respect to the Portfolio Securities: (i) a quarterly letter that reviews sector trends and significant events regarding issuers of Portfolio Securities,
(ii) as necessary, notice of and information regarding announced corporate actions occurring to issuers of Portfolio Securities and (iii) as necessary, notice and information regarding significant downward price declines and significant negative credit events regarding issuers of Portfolio Securities. Van Kampen acknowledges and agrees that PWP provides investment advice and recommendations to, and executes portfolio transactions on behalf of, other clients and its own account, and that such advice and such transactions may not be consistent with positions taken by Van Kampen or the Trusts.

   5. Provision of Materials. (a) Van Kampen shall provide PWP with a copy of each draft prospectus, and any amendment thereto, all correspondence, including deficiency letters, received from, and draft responses for submission to, the Securities and Exchange Commission and any other applicable regulatory institution with respect to any Trust ("Regulatory Correspondence"), and shall not file or submit such draft prospectuses or Regulatory Correspondence until PWP has been given the opportunity to review and comment on such materials and any subsequent changes thereto. Van Kampen agrees to provide PWP with a reasonable period of time to review the draft prospectuses and Regulatory Correspondence. PWP agrees that it shall promptly provide to Van Kampen comments on the draft prospectuses and Regulatory Correspondence. The obligations of the parties with respect to Regulatory Correspondence shall survive any termination of this Agreement.

   (b) Van Kampen shall submit to PWP for PWP's review and approval all public informational materials relating to a Trust that refer to PWP (e.g., all prospectuses, registration statements, advertisements, brochures and other similar materials, including documents required to be filed with governmental or regulatory agencies); provided, however, that Van Kampen shall not be required to submit to PWP for PWP's review and approval any public information materials that contain references to PWP that are substantially identical to materials previously reviewed and approved by PWP. PWP's approval of such public informational materials shall not be unreasonably withheld or delayed.

   (c) PWP shall provide Van Kampen with information reasonably requested by Van Kampen about the Portfolio Securities for use by Van Kampen in preparing updated prospectus disclosure and marketing materials for the Trusts.

   (d) PWP shall not use the name Van Kampen, the name of any affiliate of Van Kampen or generally describe its services to Van Kampen in any publicity release, communication with the media or advertising without the prior review and approval by Van Kampen, such approval not to be unreasonably withheld or delayed.

   6. Fees. (a) For the license granted pursuant to Section 1, Van Kampen, on behalf of each of the Trusts, agrees that each Trust shall pay PWP an annual fee equal to twenty basis points (0.200%) of the average daily Net Asset Value of such Trust (the "License Fee"). The trustee of each Trust shall accrue such fee daily and pay such fee to PWP in quarterly installments within fifteen (15) days following the end of each calendar quarter during the term of such Trust. "Net Asset Value" as used in this Agreement shall mean "current net asset value" as defined in Rule 2a-4 under the Investment Company Act of 1940 (the "Investment Company Act").

   (b) If in any calendar year, the total of the License Fee paid to PWP with respect to all Trusts does not at least equal $50,000 (the "Minimum Annual Fee"), Van Kampen shall pay to PWP any such shortfall by January 31 of the following calendar year; provided, however, that no Minimum Annual Fee shall be paid in any calendar year in which no Trusts were in existence during such year. The Minimum Annual Fee shall be prorated in the year that this Agreement is executed to give effect to the number of days in which this Agreement was in effect during such year.

   (c) If independently audited financial statements for the Trusts are prepared, upon request by PWP, Van Kampen shall provide PWP with such audited financial statements promptly after receipt thereof by Van Kampen. PWP may use such audited financial statements to confirm the accuracy of any one or more calculations of the License Fee. PWP shall not bear the cost of any such audit. In addition, PWP shall have the right to audit on a confidential basis the relevant books and records of Van Kampen to confirm the accuracy of any one or more calculations of the License Fee. PWP shall bear its own costs of any such audit unless it is determined that PWP has been underpaid by five percent (5%) or more with respect to the payments being audited, in which case PWP's costs of such audit shall be paid by Van Kampen.

   7. Term. The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the fifth anniversary of the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods (each, a "Renewal Term") unless a party terminates the Agreement by providing the other party a written notice to that effect ninety (90) days prior to the end of the then-current term. The Initial Term and any Renewal Term are referred to herein as the "Term".

   8. Minimum Number of Trusts; Exclusivity; Right of First Refusal. (a) Van Kampen agrees to use commercially reasonable efforts to establish at least one Trust in each calendar year during the first eighteen months of the Initial Term, and PWP covenants and agrees that neither PWP, nor anyone acting on its behalf, shall be associated or involved with any UIT sponsor, distributor or seller in the creation, marketing or sale of any non-exchange traded UIT selected using parameters substantially similar to those described in Exhibit A within the United States other than the Trusts during the period from the Effective Date until eighteen (18) months thereof (the "Initial Exclusivity Period").

   (b) Provided that Van Kampen is in material compliance with all terms and conditions contained in this Agreement, PWP covenants and agrees that, during the Initial Exclusivity Period, neither PWP nor anyone acting on its behalf shall be associated or involved with anyone in connection with the creation, administration, management, marketing or sale of any UIT within the United States unless PWP shall have first promptly delivered a bona fide written offer to Van Kampen to act as sponsor, depositor, adviser, promoter, underwriter or distributor of such a UIT and Van Kampen shall have failed to provide a written acceptance of such offer to PWP within 30 days after receipt of such offer.

   (c) Nothing contained herein shall limit the right of PWP to participate in the sponsoring, creation, marketing or promotion of any exchange-traded funds, private placements, separately managed accounts, mutual funds or any product not subject to the registration requirements under the Investment Company Act, including, but not limited to, any investment company (as defined in Section 3(a)(1) of the Investment Company Act, disregarding the provisions of Sections 3(b) and 3(c) thereof).

   9. Assignment. Neither of the parties hereto may assign its respective rights and obligations under this Agreement without the prior written consent of the other party, except that an assignment to an affiliate shall be permitted solely upon written notice to the other party.

   10. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership or joint venture between Van Kampen and PWP, and that the services performed hereunder by PWP shall be as an independent contractor and not as an employee or agent of Van Kampen or any Trust. Neither party shall have authority whatsoever to bind the other (or, in the case of PWP, any Trust) on any agreement or obligation and each of the parties agrees that it shall not hold itself out as an employee or agent of the other (or, in the case of PWP, of any Trust).

   11. Termination. (a) PWP may immediately terminate this Agreement upon a material breach of any representation, warranty or covenant of Van Kampen that is not remedied within ten (10) business days after written notice.

   (b) Van Kampen may immediately terminate this Agreement upon a material breach of any representation, warranty or covenant of PWP that is not remedied within ten (10) business days after written notice thereof.

   (c) PWP and Van Kampen may terminate this Agreement at any time upon mutual written agreement to that effect.

   Any termination under Section 11(a) or (b) shall not limit any other remedies for breach the non-breaching party may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any Trust. Following any termination, however, PWP shall receive all fees as they become due with respect to all then existing Trusts in accordance with Section 6 hereof.

   12. Confidentiality. (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each party in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, the names and addresses or other personal information of customers, distributors, information providers and suppliers)), consists of confidential and proprietary data whose disclosure to or use by third parties would be damaging. In addition, a party may reasonably designate, by notice in writing delivered to the other party, other information as being confidential or a trade secret.

   (b) All such proprietary or confidential information of each party hereto shall be kept secret by the other party to the degree it keeps secret its own confidential or proprietary information. Such information belonging to any party shall not be disclosed by another party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis, but may be disclosed by such other party to state, Federal, or other governmental agencies, authorities or courts as required by law or regulation, or upon their order or request provided prompt notice of such order or request is given by such other party to the party to which such information belongs, if such notice is legally permitted.

   (c) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a) or (b) above shall be subject to the restrictions on disclosure imposed by this Section in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third person, and which the receiving party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

   (d) Each party acknowledges and agrees that a breach of this Section would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section, in addition to all other remedies available to such party at law or in equity.

   (e) The covenants set forth in this Section shall survive the termination of this Agreement.

   13. Covenants. During the period of this Agreement and for as long as any of the Trusts remains outstanding, each of the parties agrees to:

   (a) comply with all codes, regulations and laws applicable to the performance of its obligations under this Agreement and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance and maintain its business reputation and good standing;

   (b) take such other actions as the other party hereto may reasonably request to more effectively carry out its obligations under this Agreement; and

   (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

   In addition, neither party may refer to the other party or any of the other party's affiliates, in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a piece published by such party or in response to questions of the media or others, without the other party's prior consent, except that such consent shall not be required to the extent that the content of a communication is substantially similar to information included in
(i) a communication to which the party has previously given consent, (ii) any Registration Statement or (iii) other publicly available materials produced by the party that is being referred to or described. Notwithstanding anything to the contrary in this paragraph, a party may withdraw consent upon reasonable written notice to the other party. Upon withdrawal of consent, the notified party may continue to distribute any existing inventories of previously consented-to printed materials.

   14. Indemnification. (a) By Van Kampen. Van Kampen shall indemnify and hold harmless PWP, its affiliates and each of their officers, directors, employees and agents from and against any and all Losses arising out of: (i) any actual or alleged inaccuracy or omission in any prospectus of a Trust or supplement thereto, registration statement of a Trust, annual post-effective amendment or annual report of a Trust or any advertising or promotional material generated by Van Kampen or a Trust, except with respect to any inaccuracy or omission or alleged inaccuracy or omission made in reliance upon and in conformity with written information PWP furnished to Van Kampen describing PWP or the PWP Investment Process for inclusion in any such prospectus, supplement, registration statement, or advertising or promotional material; (ii) any breach by Van Kampen or any Trust of any representation, warranty or agreement contained in this Agreement; and (iii) any violation or alleged violation of any law or regulation applicable to a Trust, including, without limitation, the Investment Company Act and the rules adopted by the Securities and Exchange Commission thereunder, that arises out of any action taken or omitted to be taken by Van Kampen or any Trust, except to the extent any such Losses result from PWP's fraud, willful misconduct, bad faith, reckless disregard of its duties or gross negligence. "Losses" as used in this Section 14 shall mean collectively, all claims, demands, actions, losses, damages, liabilities, costs, charges, counsel fees and expenses.

   (b) By PWP. PWP shall indemnify and hold harmless Van Kampen, its affiliates and each of their officers, directors, employees and agents from and against any and all Losses arising out of: (i) any actual or alleged inaccuracy or omission in any prospectus of a Trust or supplement thereto, registration statement of a Trust or annual post-effective amendment or any advertising or promotional material generated by Van Kampen or a Trust, but in each case only to the extent that the inaccuracy or omission or alleged inaccuracy or omission was made in reliance upon and in conformity with written information PWP furnished to Van Kampen describing PWP or the PWP Investment Process for inclusion in any such prospectus, supplement, registration statement, or advertising or promotional material (ii) any breach by PWP of any representation, warranty or agreement contained in this Agreement; and (iii) any failure of PWP to comply with any law, rule or regulation, except to the extent any such Losses result from the fraud, willful misconduct, bad faith, reckless disregard of its duties or gross negligence of Van Kampen, the Trusts, or Van Kampen's affiliates. For the avoidance of doubt, the indemnification provisions of PWP under this Section 14(b) shall not apply to any information provided by PWP pursuant to Section 5(c) herein.

   (c) A party's indemnification obligation hereunder shall be subject to the party entitled to indemnification providing it with prompt written notice of any claim, action or proceeding giving rise to such indemnification obligation and granting it the option of control of the defense and/or settlement of such claim, action or proceeding. No party shall without the written consent of the indemnified party, effect any settlement in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder unless: (i) it includes an unconditional release of the indemnified party reasonably satisfactory to the indemnified party; and (ii) it does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person.

   (d) The indemnifications set forth in this Section 14 shall survive the termination of this Agreement for any cause whatsoever.

   15. Limitation of Damages. (a) PWP shall not be liable to Van Kampen, a Trust or any unitholders of the Trusts for any loss or damage hereunder resulting from PWP's actions or omissions to act or otherwise; provided, however, that the foregoing shall not be effective to the extent not permitted by law. PWP MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY VAN KAMPEN, INVESTORS IN THE TRUSTS, OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO THE SELECTED SECURITIES OR THE PWP INVESTMENT PROCESS OR ANY DATA RELATED THERETO. PWP EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

   (b) Neither Van Kampen nor PWP shall have any liability to the other or to any other party for lost profits or indirect, punitive, special or consequential damages (including lost profits) arising out of this Agreement, even if advised of the possibility of such damages.

   (c) Van Kampen shall include the statement contained in Exhibit B hereto in any filing with a governmental agency, and each prospectus and registration statement (and upon request shall furnish copies thereof to PWP), and Van Kampen expressly agrees to be bound by the terms of the statement contained in Exhibit B hereto (which terms are expressly incorporated herein by reference and made a part hereof). Any changes in the statement contained in Exhibit B hereto must be approved in advance in writing by an authorized officer of PWP.

   (d) Notwithstanding any provision of this Agreement, and without limiting the disclaimers set forth in this Agreement (including in Exhibit B hereto), in no event shall the cumulative liability of PWP to Van Kampen and its affiliates (including the Trusts) under or relating to this Agreement at any time exceed the aggregate amount of License Fee actually received by PWP pursuant to this Agreement.

   (e) Notwithstanding anything herein to the contrary, neither PWP nor Van Kampen shall bear responsibility or liability for any losses arising out of any delay in or interruptions of performance of their respective obligations under this Agreement due to any act of God, act of governmental authority, or act of public enemy, or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, other work stoppage, or slow-down), severe or adverse weather conditions, power failure, communications line or other technological failure, or other similar cause beyond the reasonable control of the party so affected.

   (f) This Section 15 shall survive any termination of this Agreement.

   16. Warranties. Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms, and that its execution and delivery of this Agreement and its performance hereunder will not violate any agreement applicable to it or violate any applicable law or regulation. Van Kampen further represents and warrants to PWP that the issuance, marketing, promotion, sale and resale of the Trusts by Van Kampen will not violate any agreement applicable to Van Kampen or violate any applicable laws, rules or regulations, including without limitation, securities, commodities and banking laws.

   17. Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive laws of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles. Van Kampen and PWP each agrees that any legal action, proceeding, controversy or claim between the parties arising out of or relating to this Agreement may be brought and prosecuted only in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York in and for the First Judicial Department, and by execution of this Agreement each party hereto submits to the exclusive jurisdiction of such court and waives any objection it might have based upon improper venue or inconvenient forum. Each of Van Kampen and PWP hereby waives any right it may have in the future to a jury trial in connection with any legal action, proceeding controversy or claim between the parties arising out of or relating to this Agreement.

   18. Waiver of Breach. The failure of any party to require the performance of any term of this Agreement or the waiver of any party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

   19. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements, and can be amended only by a writing executed by all of the parties.

   20. Survival. Sections 6, 10, 11, 12, 14, 15 and 17 shall survive the expiration or termination of this Agreement.

   21. Notices. All notices from any party to the other pursuant to this Agreement shall be in writing or by facsimile transmission and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

         If to PWP:

                           Perella Weinberg Partners Capital Management L.P. 767 Fifth Avenue
                           New York, New York 10153
                           Attn: Aerospace, Defense and Security Portfolio

                           With a copy to:

                           Perella Weinberg Partners Capital Management L.P. 767 Fifth Avenue
                           New York, New York 10153
                           Attn: General Counsel

         If to Van Kampen:

                           1 Parkview Plaza
                           P.O. Box 5555
                           Oakbrook Terrace, IL 60181-5555
                           Attn:  Steve Massoni

                           With copy to:

                           Van Kampen Investments Inc.
                           522 Fifth Avenue
                           New York, NY 10036
                           Attn:  Office of the General Counsel

   Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

   22. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

   23. Conflicts. In the event that any provision in this Agreement conflicts in any way with the trust agreement governing a particular Trust, the provisions of the trust agreement in respect thereof shall control.

   24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.

      VAN KAMPEN FUNDS INC.
      By

      Name

      Title

      PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT L.P.
      By

      Name

      Title

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                                    EXHIBIT A

   The list provided by PWP to Van Kampen for its selection of the portfolio of each Trust will consist of securities issued by companies in the aerospace, defense and security industries, and will be chosen by a team headed by Philip Friedman of PWP. PWP will focus on three important core competencies: investment research, portfolio construction, and risk management. PWP will follow a fundamental, bottom-up analysis of companies within these industries via financial and non-financial due diligence. The list will consist of stocks from the aerospace, defense and security industries, and multiple sub-sectors, such as aerospace/defense prime and sub contractors, multi-industry companies with strong aerospace/defense exposure, materials suppliers, space/satellites, airlines/airports/travel-related, air freight/services, information technology ("IT") security/radio frequency identification, homeland/traditional security, government IT, and related special situations. The securities selected will be designed with a goal of minimizing correlation among constituent stocks, although there can be no assurance in this regard. The investment process will begin with idea filtration and generation, using financial and non-financial due diligence to establish compelling valuation gaps in individual securities. From there, PWP will make the final securities list using risk/reward analysis, conviction levels, and catalyst/timing analysis.

                                    EXHIBIT B

   The [Trust products] are not sponsored, endorsed, sold or promoted by Perella Weinberg Partners Capital Management L.P. or its affiliates ("Perella Weinberg Partners"). Perella Weinberg Partners makes no representation or warranty, express or implied, to the owners of the [Trust product(s)] or any member of the public regarding either the advisability of investing in securities generally or in the [Trust product(s)] particularly or as to the results to be obtained by the Securities or the [Trust products(s)]. Perella Weinberg Partners' sole responsibility is the identification of certain securities in accordance with the securities selection criteria and providing research on individual Securities in the [Trust product(s)] to the Sponsor. Perella Weinberg Partners is not responsible for any other aspects of the [Trust product(s)], including without limitation the determination of net asset value per Unit. Perella Weinberg Partners will not be liable to the Sponsor, the [Trust product(s)] or any Unitholders of the [Trust product(s)] for any loss or damage resulting from Perella Weinberg Partners' actions or omissions to act or otherwise; provided, however, that the foregoing will not be effective to the extent not permitted by law.

   In its capacity as an investment adviser to other clients, Perella Weinberg Partners uses, and receives compensation for, an investment strategy and process that is related to the process by which it determines the Securities in the [Trust product(s)]. Although certain Securities in the [Trust product(s)] may be purchased by Perella Weinberg Partners for its other clients (or for itself), the overall composition of the [Trust product(s)] is not the same as any portfolio created by Perella Weinberg Partners for its other clients. In managing the accounts of its other clients, Perella Weinberg Partners may make the same, different or adverse recommendations, or effect the same, different or adverse transactions, in the Securities and may do so without notice to the Sponsor and without regard to the impact such activities may have on the [Trust product(s)] or the value of the Units. This may have an adverse effect on the prices of the Securities. This also may have an impact on the price the [Trust product(s)] pays for the Securities and the price received upon Unit redemptions or termination of the [Trust product(s)].